                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                      ADVANCED ENVIRONMENTAL SYSTEMS, INC.
                                       AT
                         $0.0059 NET PER SHARE IN CASH
                                       BY

                             AES ACQUISITION CORP.,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                             PHILIP SERVICES CORP.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, JANUARY 23, 1998, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF ADVANCED ENVIRONMENTAL SYSTEMS, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN SECTION 14 OF THIS OFFER TO PURCHASE.
          ------------------------------------------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal (or such facsimile) together with the certificate(s) representing tendered Shares and any other required documents to the Depositary, or, in lieu of delivering certificates representing such Shares, tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Depositary or from brokers, dealers, commercial banks and trust companies. Holders of Shares may also contact brokers, dealers, commercial banks and trust companies for assistance concerning the Offer.
December 24, 1997

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
INTRODUCTION..........................................................................     1

THE TENDER OFFER......................................................................     2

      1. Terms of the Offer...........................................................     2
      2. Acceptance for Payment and Payment for Shares................................     3
      3. Procedures for Tendering Shares..............................................     4
      4. Withdrawal Rights............................................................     7
      5. Certain United States Federal Income Tax Consequences........................     7
      6. Effect of the Offer on the Market for the Shares; Exchange Listing and
         Exchange Act Registration....................................................     8
      7. Price Range of the Shares; Dividends.........................................     9
      8. Certain Information Concerning the Company...................................     9
      9. Certain Information Concerning the Purchaser and Parent......................    12
     10. Background of the Offer; Contacts with the Company...........................    15
     11. Purpose of the Offer and the Merger; Plans for the Company...................    17
     12. The Merger Agreement; Stockholder Agreements.................................    18
     13. Source and Amount of Funds...................................................    24
     14. Certain Conditions of the Offer..............................................    24
     15. Certain Legal Matters; Regulatory Approvals..................................    26
     16. Fees and Expenses............................................................    27
     17. Miscellaneous................................................................    27
Schedule I  -- Information Concerning the Directors and Executive Officers of Parent and
               the Purchaser............................................................   I-1

To the Holders of Shares of Common Stock of Advanced Environmental Systems, Inc.:

                                  INTRODUCTION

     AES Acquisition Corp. (the "Purchaser"), a New York corporation and an indirect wholly owned subsidiary of Philip Services Corp., a corporation existing under the laws of Ontario ("Parent"), hereby offers to purchase all outstanding shares of the Common Stock, par value $0.0001 per share (the "Shares"), of Advanced Environmental Systems, Inc., a New York corporation (the "Company"), at a price of $0.0059 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     Tendering stockholders will be responsible for the payment of any stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Corporate Stock Transfer, Inc., as Depositary (the "Depositary"), incurred in connection with the Offer. See
Section 16.

     The purpose of the Offer is for Parent, through the Purchaser, and through Parent's acquisition of Industrial Services Technologies, Inc., a Colorado corporation ("IST"), to acquire control of, and the entire equity interest in, the Company. See Section 11. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 15, 1997 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. See Section 12. The Merger Agreement provides that, except as provided therein, following satisfaction or waiver, if possible, of the conditions to the Offer and subject to the terms and conditions thereof, the Purchaser will accept for payment and will pay for, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer, and not properly withdrawn, as soon as it is permitted to do so pursuant to applicable law. See Section 2. The Offer will not remain open following the time Shares are accepted for payment.

     Pursuant to the Merger Agreement, as soon as practicable after the satisfaction or waiver, if permissible, of all conditions to the Offer and completion of the Offer, the Purchaser will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation") and an indirect wholly owned subsidiary of Parent. At the time at which the Merger is consummated in accordance with the terms of the Merger Agreement (the "Effective Time"), each Share then outstanding (other than Shares owned by the Company or any wholly owned subsidiary of the Company, Shares owned by Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of Parent and Shares ("Dissenting Shares") held by stockholders who properly exercise appraisal rights under the New York Business Corporation Law (the "NYBCL")) will be converted into the right to receive $0.0059 in cash or any higher price per Share paid in the Offer. See Section 11. The Offer and the Merger are sometimes collectively referred to herein as the "Transaction."

     The Company has represented and warranted to the Purchaser and Parent in the Merger Agreement that, as of November 21, 1997, 531,667,515 Shares were issued and outstanding. No Shares are issuable pursuant to options granted under any Company stock option plans.

     Certain conditions to consummation of the Offer are described in Section
14. The Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer. See Section 14.

     In the event that all of the conditions of the Offer have not been satisfied or waived by the initial scheduled expiration date of the Offer (the "Initial Expiration Date"), which is Friday, January 23, 1998, the Purchaser has the right from time to time, in its sole discretion, to extend the expiration date. The Purchaser will, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares validly tendered and not properly withdrawn as soon as it is legally permitted to do so under applicable law.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST

INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     Concurrently with entering into the Merger Agreement, certain selling stockholders (together, the "Selling Stockholders") have entered into Stockholder Agreements, dated as of December 15, 1997 (the "Stockholder Agreements"), among Parent, the Purchaser and the Selling Stockholders. Pursuant to the Stockholder Agreements, the Selling Stockholders have agreed to tender an aggregate of 28,808,953 Shares (the "Stockholder Shares") (constituting in the aggregate approximately 5.4% of the outstanding Shares) pursuant to the Offer. The Stockholder Agreements are more fully described in Section 12.

     On December 16, 1997, Parent, IST Acquisition Corp., an indirect wholly owned subsidiary of Parent ("IAC") and IST entered into an Agreement of Merger (the "IST Merger Agreement") pursuant to which IAC will be merged with and into IST (the "IST Acquisition") with IST continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent. As at December 16, 1997, IST owned 328,199,280 Shares, representing approximately 61.7% of the outstanding Shares. IST also owns all 36,248,080 outstanding shares of Preferred Stock. Each share of Preferred Stock is convertible into a Share at the option of the holder. The Purchaser's obligation to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any tendered Shares is conditioned on the completion of the IST Acquisition. It is expected that the IST Acquisition will be completed on or about December 30, 1997.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, as soon as it is permitted to do so under applicable law, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures set forth in Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, January 23, 1998, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Consummation of the Offer is conditioned upon satisfaction of the conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive, in whole or in part, at any time and from time to time, any or all of such conditions.

     Pursuant to the Merger Agreement, the Purchaser may not, without the written consent of the Company (such consent to be authorized by the Company Board or a duly authorized committee thereof), (i) decrease the Offer Price,
(ii) decrease the number of Shares sought in the Offer or (iii) amend any other condition of the Offer in any manner adverse to the holders of the Shares (other than with respect to insignificant changes or amendments); provided, however, that (a) if on the Initial Expiration Date, January 23, 1998, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Expiration Date and (b) the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

     There can be no assurance that the Purchaser will exercise its rights to extend the Offer (other than as required by the Merger Agreement or applicable law). Any extension, amendment or termination of the Offer, or any waiver of any condition of the Offer, will be followed as promptly as practicable by a public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its Shares in accordance with the procedures set forth in Section 4. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listing for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Depositary to record holders of Shares and will be furnished by the Depositary to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, as soon as it is permitted to do so under applicable law, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures set forth in Section 4. Subject to applicable rules of the Securities and Exchange Commission (the "Commission"), the Purchaser is required by the Merger Agreement to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law.

     Any such delays will be effected in compliance with Rule 14e-1(c) promulgated under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or the Philadelphia Depositary Trust Company (collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below), and
(iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered on or prior to the Expiration Date and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to such tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Tendering stockholders will be responsible for the payment of any stock transfer taxes incident to the transfer by them of validly tendered Shares. The Purchaser will pay any charges and expenses of the Depositary.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing such unpurchased Shares or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer. Certificates representing Shares cancelled in the Merger will not be returned.

     If, prior to the Expiration Date, the Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase in consideration.

     The Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary along with the Letter of Transmittal (ii) Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described below, in each case on or prior to the Expiration Date.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY THEREOF WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed and with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

           (i) the tender is made by or through an Eligible Institution;

           (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the Share Certificates for all tendered Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. ("NYSE") is open for business.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) and
(iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing materials are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Backup Federal Withholding Tax. To prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify, under penalty or perjury, that such taxpayer identification number is correct and that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Non-corporate foreign stockholders must submit a completed Form W-8, Certificate of Foreign Status, in order to avoid backup withholding. This form may be obtained from the Depositary. See Instruction 9 and discussion under the heading, "Important Tax Information," of the Letter of Transmittal.

     Appointment as Proxy; Distributions. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and the Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of stockholders. Such powers of attorney and proxies will be irrevocable and will be granted in consideration of the purchase of the Shares by the Purchaser in accordance with the terms of the Offer.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, the Purchaser, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Binding Agreement. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn on or at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, February 23, 1998 or at such later time as may apply if the Offer is extended.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this
Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of Parent, the Purchaser, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of perfected appraisal rights under the NYBCL). The discussion applies only to stockholders in whose hands Shares are capital assets, and may not apply to

Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to stockholders who are in special tax situations (such as insurance companies, tax-exempt organizations or dealers in securities). This discussion does not discuss the federal income tax consequences to a stockholder who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF SUCH STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between his or her adjusted tax basis in the Shares sold pursuant to the Offer or converted into cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into cash in the Merger. Such gain or loss will be capital gain or loss if the Shares are held as a capital asset by the stockholder on the date of sale (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of appraisal rights will generally be taxed in the same manner as described above. In addition, the recently enacted Taxpayer Relief Act of 1997 could affect the federal income tax consequences of the Offer and the Merger in that, among other things, it reduces the maximum rate of federal income tax on capital gains of individual taxpayers for capital assets held more than eighteen months.

     6. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

     The Shares trade on the OTC Bulletin Board under the symbol "ADNV." According to the Company, as of December 15, 1997, there were approximately 2,005 holders of record of Shares and 531,667,515 Shares were outstanding. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. The extent of the public market for the Shares and the availability of price quotations following the Effective Time would depend upon the number of holders of Shares remaining at such time, the interests of maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would, subject to Section 15(d) of the Exchange Act, substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or (c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     THE PURCHASER INTENDS TO SEEK TO CAUSE THE COMPANY TO APPLY FOR TERMINATION OF REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT AS

SOON AFTER THE COMPLETION OF THE OFFER AS THE REQUIREMENTS FOR SUCH TERMINATION ARE MET. IF REGISTRATION OF THE SHARES IS NOT TERMINATED PRIOR TO THE MERGER, THEN THE REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT WILL BE TERMINATED FOLLOWING THE CONSUMMATION OF THE MERGER.

     7. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares trade on the OTC Bulletin Board under the symbol "ADNV." Trading in the Shares is limited and sporadic and prices are highly volatile. Quotations provided below are the high and low bid for the periods indicated based on inter-dealer quotations, without retail mark-up, mark-down or commission, and do not necessarily represent actual transactions.

                                                                                  BID PRICE
                                                                               ----------------
                                                                                HIGH      LOW
                                                                               ------    ------
Fiscal Year Ended December 31, 1995:
  First Quarter.............................................................   $ .005    $ .002
  Second Quarter............................................................   $ .005    $ .002
  Third Quarter.............................................................   $ .004    $ .002
  Fourth Quarter............................................................   $ .006    $ .002
Fiscal Year Ended December 31, 1996:
  First Quarter.............................................................   $ .003    $ .002
  Second Quarter............................................................   $ .010    $ .002
  Third Quarter.............................................................   $ .004    $ .003
  Fourth Quarter............................................................   $ .003    $.0015
Fiscal Year Ending December 31, 1997:
  First Quarter.............................................................   $.0018    $.0018
  Second Quarter............................................................   $.0018    $.0018
  Third Quarter.............................................................   $ .006    $.0015
  Fourth Quarter (through December 17, 1997)................................   $ .003    $ .003

     On December 17, 1997, the last full trading day prior to the public announcement of the commencement of the Offer, the average of the high and low bid per Share based on inter-dealer quotations was $.003. The Offer represents an approximately 97% premium over the average of the high and low bid per Share on December 17, 1997. Stockholders are urged to obtain a current market quotation for the Shares.

     The Company has never paid any cash dividends on the Shares. The Merger Agreement provides that, without the prior written consent of Parent, the Company will not declare, set aside or pay any dividend on or make any other distribution in respect any of its capital stock, other than current or accrued dividends on the Preferred Stock, all of which shares are held of record by IST. See Section 12.

     8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither Parent nor the Purchaser has any knowledge that would indicate that the statements contained herein based upon such documents are untrue, neither Parent, the Purchaser nor the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser or the Depositary.

     The Company is a New York corporation and its principal executive offices are located at 730 17th Street, Suite 712, Denver, Colorado 80202.

     The Company, through its indirect, wholly owned subsidiary, International Catalyst, Inc. ("Incat"), is primarily engaged in providing highly specialized catalyst handling services to petroleum refineries and petrochemical/chemical plants. Incat operates from facilities in the Los Angeles and Houston metropolitan areas.

     Catalysts play a critical role in both petroleum and petrochemical processing. A wide range of catalysts are used to stimulate a variety of chemical processes. Catalyst materials are generally small, solid particles composed of a porous clay base, impregnated with an active ingredient. This active ingredient is usually a metal such as platinum with a high recovery value. Catalysts are used to promote a chemical reaction during the manufacturing process. The purpose may be to remove impurities from a product, change the molecular structure, enhance octane rating or accelerate production of a process.

     The life of a catalyst ranges from a few months to several years, depending upon the process or the build-up of impurities. When the catalysts cease to function properly, they must be removed from the reactor vessel. The removed material might be cleaned and reinstalled or it may be discarded and new material loaded into the reactor. Incat's role is to perform this catalyst change. Incat's customers are responsible for providing the new, and disposing of the spent, catalyst.

     Set forth below is certain selected consolidated financial information excerpted from the information contained or incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 10-K") and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (the "Company 10-Q"). More comprehensive financial information is included or incorporated by reference in the Company 10-K and Company 10-Q, and the reports and other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Such reports and other documents may be examined at, and copies obtained from, the offices of the Commission in the manner set forth below.

                     ADVANCED ENVIRONMENTAL SERVICES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                             --------------------    --------------------------------
                                               1997        1996        1996        1995        1994
                                             --------    --------    --------    --------    --------
                                                 (UNAUDITED)
INCOME STATEMENT DATA:
Service revenues..........................   $ 11,278    $  8,930    $ 11,195    $ 10,448    $ 12,756
Costs and expenses
Service costs and expenses................      7,399       6,885       8,541       7,359       8,313
  Selling, general and administrative.....      1,749       2,093       2,723       2,751       2,453
  Retrospective insurance adjustment......         --        (238)       (379)        300          --
  Management fees, related party..........        135         110         152         112          96
  Service and guarantee fees, related
     party                                         --          --          --          --          50
  Interest expense........................        203         195         275         255         211
  Depreciation & amortization.............        330         344         452         480         622
  Other (income) and expenses, net........       (377)         --          --          --          --
                                             --------    --------    --------    --------    --------
Total expenses............................      9,439       9,389      11,764      11,257      11,745
                                             --------    --------    --------    --------    --------
Income (loss) before income tax expense
  (benefit)...............................      1,839        (459)       (569)       (809)      1,061
Income tax expense (benefit)..............        756        (303)       (383)       (113)        526
                                             --------    --------    --------    --------    --------
Net income (loss).........................      1,083        (156)       (186)       (696)        535
                                             ========    ========    ========    ========    ========
Net income (loss) attributable to common
  stockholders............................   $  1,052    $   (198)   $   (242)   $   (768)   $    453
                                             ========    ========    ========    ========    ========
Net income (loss) per common share and
  common share equivalent.................   $  .0020    $ (.0004)   $ (.0005)   $ (.0013)   $  .0009
Weighted average shares outstanding.......    531,668     531,668     531,668     531,668     531,668

                                                                                     AT DECEMBER 31,
                                                                 AT SEPTEMBER 30,    ----------------
                                                                       1997           1996      1995
                                                                 ----------------    ------    ------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
  Working capital (deficiency)................................        $  663         $ (318)   $ (115)
  Total assets................................................         5,108          4,991     4,996
  Total liabilities...........................................         3,295          4,298     4,155
  Long-term obligations and Series A redeemable convertible
     preferred stock..........................................           804          1,015     1,408
  Common and other stockholders' equity.......................         1,745            693       841

     The Company is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and certain other information regarding registrants that file electronically with the Commission, including the Company.

     9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

     The Purchaser. The Purchaser is a newly incorporated New York corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with its formation and capitalization and the transactions contemplated by the Offer and the Merger. The principal executive offices of the Purchaser are located at 100 King Street West, P.O. Box 2440, LCD 1, Hamilton, Ontario, Canada L8N 4J6. The Purchaser is an indirect wholly owned subsidiary of Parent. All of the outstanding capital stock of the Purchaser is owned by IAC, an indirect wholly owned subsidiary of Parent. Parent is the beneficial owner of 328,199,280 Shares, representing approximately 61.7% of the outstanding Shares as of December 15, 1997. The beneficial ownership of all such Shares is by virtue of the IST Merger Agreement pursuant to which IAC will be merged with and into IST with IST continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent. As at December 15, 1997, IST owned 328,199,280 Shares, representing approximately 61.7% of the outstanding Shares. IST also owns all 36,248,080 outstanding shares of Preferred Stock. Each share of Preferred Stock is convertible into a Share at the option of the holder. The Purchaser's obligation to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any tendered Shares is conditioned on the completion of the IST Acquisition. It is expected that the IST Acquisition will be completed on or about December 30, 1997.

     Parent. Parent is a corporation organized under the laws of Ontario and its principal executive offices are located at 100 King Street West, P.O. Box 2440, LCD 1, Hamilton, Ontario, Canada L8N 4J6. Parent, together with its consolidated subsidiaries, is one of North America's leading suppliers of resource recovery and industrial services. Parent has the largest integrated network of metals recovery and industrial services operations in North America, servicing over 50,000 industrial and commercial customers from over 300 locations. Parent applies proprietary technologies to reduce the cost and downtime associated with industrial cleaning and plant turnaround activities, and to recover value from industrial by-products and metal bearing residuals. Parent has achieved its leading position in the metals recovery and industrial services markets through internal growth and through the acquisition and integration of more than 40 companies since the beginning of 1996.

     Set forth below is certain selected historical consolidated financial information relating to Parent and its subsidiaries excerpted or derived from the audited financial statements presented in Parent's 1996 Annual Report on Form 40-F filed with the Commission on May 21, 1997 (the "Parent 1996 Annual Report") and in Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 filed with the Commission on November 14, 1997. More comprehensive financial information is included in the Parent 1996 Annual Report and other documents filed by Parent with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained in the Parent 1996 Annual Report, which are incorporated herein by reference.

                             PHILIP SERVICES CORP.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,        FISCAL YEARS ENDED DECEMBER 31,
                                          ---------------------   ----------------------------------
                                             1997        1996        1996         1995        1994
                                          ----------   --------   ----------   ----------   --------
                                          (THOUSANDS OF CANADIAN DOLLARS, EXCEPT SHARE AND PER SHARE
                                                                   AMOUNTS)
CANADIAN GAAP:
Statements of Earnings Data:
Revenue.................................  $1,552,131   $522,257   $  802,490   $  648,311   $489,740
Operating expenses......................   1,255,279    396,155      615,462      489,569    366,649
Selling, general and administrative.....     112,760     52,793       78,053       66,563     51,216
Depreciation and amortization...........      48,388     23,677       33,966       25,510     21,354
                                          ----------   --------   ----------   ----------   --------
Income from operations..................     135,704     49,632       75,009       66,669     50,521
Interest expense........................      37,318     20,845       24,598       28,187     21,750
Other income and expense-net............      (7,307)    (3,046)      (4,782)      (3,689)    (2,122)
                                          ----------   --------   ----------   ----------   --------
Earnings from continuing operations
  before tax............................     105,693     31,833       55,193       42,171     30,893
Income taxes............................      32,739      7,808       15,180       12,354      8,769
                                          ----------   --------   ----------   ----------   --------
Earnings from continuing operations.....      72,954     24,025       40,013       29,817     22,124
Discontinued operations (net of tax)....          --     (1,005)      (1,005)       2,894      2,502
                                          ----------   --------   ----------   ----------   --------
Net earnings............................  $   72,954   $ 23,020   $   39,008   $   32,711   $ 24,626
                                          ==========   ========   ==========   ==========   ========
Basic earnings per share:
  Continuing operations.................  $     0.94   $   0.53   $     0.79   $     0.80   $   0.61
  Discontinued operations...............  $       --   $  (0.02)  $    (0.02)  $     0.08   $   0.07
                                          ----------   --------   ----------   ----------   --------
                                          $     0.94   $   0.51   $     0.77   $     0.88   $   0.68
                                          ==========   ========   ==========   ==========   ========
Fully diluted earnings per share:
  Continuing operations.................  $     0.91   $   0.49   $     0.72   $     0.68   $   0.55
  Discontinued operations...............  $       --   $  (0.01)  $    (0.01)  $     0.05   $   0.05
                                          ----------   --------   ----------   ----------   --------
                                          $     0.91   $   0.48   $     0.71   $     0.73   $   0.60
                                          ==========   ========   ==========   ==========   ========
Weighted average number of common shares
  outstanding (000s)....................      77,844     44,814       50,632       37,342     36,209
                                          ==========   ========   ==========   ==========   ========
Balance Sheet Data (end of period):
Working capital.........................  $  755,850   $192,785   $  347,501   $  106,604   $ 88,269
Total assets............................   3,192,214    993,463    1,345,719    1,002,912    860,583
Total debt(1)...........................   1,205,146    292,000      414,768      421,355    400,251
Shareholders' equity....................   1,368,963    472,061      623,351      312,102    277,882
Other Data:
Amortization............................  $   13,451   $  7,737   $   11,720   $    9,798   $  7,869
Depreciation............................      34,937     15,940       22,246       15,712     13,485
Additions to property, plant &
  equipment.............................      65,211     31,390       59,847       37,016     29,910

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,        FISCAL YEARS ENDED DECEMBER 31,
                                             1997        1996        1996         1995        1994
                                          ----------   --------   ----------   ----------   --------
                                          (THOUSANDS OF CANADIAN DOLLARS, EXCEPT SHARE AND PER SHARE
                                                                   AMOUNTS)
U.S. GAAP:
Statements of Earnings Data:
Revenue.................................  $1,552,131   $522,257   $  742,975   $  648,311   $489,740
Operating expenses......................   1,255,279    396,155      563,393      489,569    366,649
Selling, general and administrative.....     112,760     52,793       75,674       66,563     51,216
Depreciation and amortization...........      48,660     23,677       33,006       25,510     21,354
                                          ----------   --------   ----------   ----------   --------
Income from operations..................     135,432     49,632       70,902       66,669     50,521
Interest expense........................      37,318     18,863       22,157       25,557     19,339
Other income and expense-net............      (7,307)    (3,046)      (4,708)      (3,689)    (2,122)
                                          ----------   --------   ----------   ----------   --------
Earnings from continuing operations
  before tax............................     105,421     33,815       53,453       44,801     33,304
Income taxes............................      32,656      7,808       13,755       12,354      8,769
                                          ----------   --------   ----------   ----------   --------
Earnings from continuing operations.....      72,765     26,007       39,698       32,447     24,535
Discontinued operations (net of tax)....          --     (1,005)      (1,005)       2,894      2,502
                                          ----------   --------   ----------   ----------   --------
Net earnings............................  $   72,765   $ 25,002   $   38,693   $   35,341   $ 27,037
                                          ==========   ========   ==========   ==========   ========
Primary earnings per share:
  Continuing operations.................  $     0.93   $   0.58   $     0.79   $     0.87   $   0.68
  Discontinued operations...............          --      (0.02)       (0.02)        0.08       0.07
                                          ----------   --------   ----------   ----------   --------
                                          $     0.93   $   0.56   $     0.77   $     0.95   $   0.75
                                          ==========   ========   ==========   ==========   ========
Fully diluted earnings per share:
  Continuing operations.................  $     0.92   $   0.49   $     0.69   $     0.68   $   0.55
  Discontinued operations...............          --      (0.01)       (0.01)        0.05       0.02
                                          ----------   --------   ----------   ----------   --------
                                          $     0.92   $   0.48   $     0.68   $     0.73   $   0.57
                                          ==========   ========   ==========   ==========   ========
Weighted average number of common shares
  outstanding (000s)....................      77,844     44,814       50,073       37,342     36,209
                                          ==========   ========   ==========   ==========   ========
Balance Sheet Data (end of period):
Working capital.........................  $  755,850   $192,785   $  347,501   $  106,604   $ 88,269
Total assets............................   3,251,462    988,811    1,338,692      998,135    855,681
Total debt(1)...........................   1,220,209    301,574      414,768      437,100    419,082
Shareholders' equity....................   1,413,231    457,835      616,324      291,580    254,150
Other Data:
Amortization............................  $   13,723   $  7,737   $   11,016   $    9,798   $  7,869
Depreciation............................      34,937     15,940       21,990       15,712     13,485
Additions to property, plant &
  equipment.............................      65,211     31,390       59,847       37,016     29,910

---------------

(1) Total debt includes the current portion of long-term debt.

     Parent is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company in Section 8, except that Parent's common shares are listed on the NYSE, and reports, proxy statements and other information concerning Parent should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

     None of Parent or the Purchaser, or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and, except as set forth in this Offer to Purchase, neither Parent nor the Purchaser, nor, to the best knowledge of Parent and the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, neither Parent nor the Purchaser, nor, to the best of the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I hereto nor any associate or majority-owned subsidiary of any of the foregoing, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Parent nor the Purchaser, nor, to the best of the knowledge of Parent and the Purchaser, any of the persons listed in Schedule I hereto nor any associate or majority-owned subsidiary of any of the foregoing has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or the Purchaser, or their respective subsidiaries, or, to the best of the knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     In 1996, CIBC Oppenheimer Corp., on behalf of IST and its subsidiaries, acted as an advisor to analyze whether there existed opportunities for those companies by means of a merger, acquisition or other reorganization. In connection with those activities, IST's majority ownership of the Company was examined. In February 1997, representatives of IST and the Company made a presentation to representatives of Parent with respect to IST's and AES's business activities. On August 29, 1997, Parent submitted a non-binding letter of intent which was accepted by IST on September 4, 1997 for the purchase of IST by a subsidiary of Parent in which the Purchaser would be merged with and into IST. The letter of intent required, as a condition to the closing of the merger with IST, that the board of directors of the Company would approve, on terms satisfactory to it, a transaction by which a subsidiary of Parent would acquire the remaining issued shares of the Company not owned by IST. Shortly thereafter, the Company was advised that, especially in light of the various interests of the Company's Board members, the amount of consideration to be received by the Company's shareholders in any such transaction should be determined by the Company as part of its own negotiations and that such consideration would not be negotiated by IST.

     In response to this information, in October 1997 the Board of Directors of the Company engaged Neidiger/Tucker/Bruner, Inc. (the "Financial Advisor") for the purpose of rendering an opinion as to the fairness of a proposed transaction, from a financial point of view, to the minority shareholders of the Company. As no such transaction was then structured or agreed upon, the Financial Advisor's initial task was to assist in determining a fair price to be paid to the minority shareholders assuming a transaction by which there would be a change in control of the Company.

     On October 21, 1997, a meeting was held between representatives of Parent and IST, one of whom is also an executive officer of the Company. At that meeting, there was a brief discussion of the alternative structures for the acquisition by Parent of the interest of the minority shareholders of the Company. No agreements as to the terms for the transaction were reached at that time.

     On November 7, 1997, a Board of Directors meeting of the Company was held for the purpose of discussing with the Financial Advisor its progress to date. During the meeting, Mr. Bell (the then President of the Company) submitted his resignation. He stated that he was resigning as a result of conflicts of interest pertaining to him and his family. Although as of the meeting date, neither the value of consideration to be received by shareholders of the Company nor the structure of any proposed transaction with Parent had been identified, a substantial portion of that meeting was devoted to the Financial Advisor's presentation regarding its preliminary financial analyses concerning the Company's financial and business condition and the value of the holdings of the shareholders of the Company who own approximately 38% of the Shares not owned by IST (the "Minority Interest"). After the presentation and discussion with members of the Board of Directors, the Board of Directors decided to further consider the matters presented by the Financial Advisor and to schedule a subsequent meeting at which additional questioning and presentation of analyses could occur.

     After several days of informal discussions among members of the Board of Directors, the Board of Directors again met on November 11, 1997 to continue discussions with and questioning of the Financial Advisor, who again presented information to the Board with respect to its financial analyses. At the end of that meeting, the Board of Directors authorized Mr. Schmitt to discuss with representatives of Parent whether Parent intended to propose a transaction which would cause a change in control of the Company. Mr. Schmitt was authorized to receive such information and communicate the terms of any proposal from Parent to the Board of Directors for its consideration.

     On November 19, 1997, Mr. Schmitt first received an oral proposal from Parent with respect to its interest in submitting a tender offer on behalf of the Purchaser for all of the shares of common stock of the Company. After discussion with the Board of Directors of the Company and subsequent discussions between Mr. Schmitt and Parent, and further negotiations between the parties, Parent indicated that it would request its board of directors to consider making a tender offer to the Company on the terms substantially similar to the Offer. After further informal discussions among the members of the Board of Directors, the Board of Directors met on November 25, 1997 to consider the pending discussions and to engage in further discussions with the Financial Advisor.

     Mr. Schmitt explained at the meeting that the transaction then being discussed was a two-step transaction in which the first step would be a tender offer for all of the shares of common stock of the Company and the second step would be the merger of the Purchaser into the Company. The transaction would result in shareholders of the Company receiving $0.0059 per share of common stock (a total of approximately $1,200,000 to the holders of the Minority Interest). The Board of Directors also discussed the proposed transaction by which Parent or a subsidiary would acquire IST by merger, the closing of which would be a condition to the closing of the transaction concerning the Company. In addition, the Board of Directors discussed the requirement that other shareholders of the Company (owning at least 26,264,000 shares of the common stock of the Company) enter into Stockholder Agreements to tender their shares in accordance with the provisions of the tender offer applicable to all other shareholders of the Company (the effect of the IST merger agreement and Stockholder Agreements would be to make Parent the owner of at least 66 2/3% of the Company's Shares). Also, the Company would be asked to grant an option to permit Parent or the Purchaser to purchase such amount of newly issued shares from the Company to cause Parent and/or the Purchaser to own, together with shares tendered pursuant to the tender offer and shares acquired by Parent's acquisition of

IST through a merger, at least ninety percent (90%) of the outstanding common stock of the Company. At the time of this Board meeting, the Board understood that it would be premature to vote on the particulars of any proposal, as the actual making of any offer by or for the benefit of Parent could not occur until the proposed transaction was considered by the board of directors of Parent, which had not yet occurred.

     After further discussions between the parties, and being advised by Parent that its board of directors on December 15, 1997, had approved making the Offer, the Board of Directors of the Company met on December 15, 1997 to consider the Offer. At that meeting, the Board of Directors engaged in additional discussions and reviewed the documents proposed to effectuate the Offer. In addition, the Financial Advisor made a presentation of certain financial analyses it had performed in connection with its review of the proposed Offer and gave its oral opinion that the price to the owners of the Minority Interest would be fair, from a financial point of view, if the transactions discussed at the meeting were consummated under the terms described in the documents. At the conclusion of that meeting, the Board of Directors of the Company authorized the officers of the Company to proceed with the transaction on terms consistent with those presented and to execute such documents as necessary to cause the transaction to be completed.

     On December 16, 1997, Parent, IAC and IST entered into the IST Merger Agreement pursuant to which IST Acquisition will be merged with and into IST, with IST continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent.

     A press release was issued by the Company after the closing of the United States stock markets on December 18, 1997 announcing the transaction and the Company received the Financial Advisor's written opinion, dated as of December 15, 1997, which confirmed the oral opinion previously communicated.

     11. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

     General. The purpose of the Offer, together with the IST Acquisition, is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all Shares not beneficially owned by the Purchaser or IST following consummation of the Offer.

     The NYBCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Company Board and generally by the holders of the Company's outstanding voting securities. The Company Board has approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available. Under the NYBCL, the affirmative vote of holders of 66 2/3% of the outstanding Shares (including any Shares owned by the Purchaser) is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least 66 2/3% of the outstanding Shares (which would be the case if the Purchaser were to accept for payment Shares tendered pursuant to the Offer, including the Shares subject to the Stockholder Agreements sold pursuant to the Stockholder Agreements or tendered by the Selling Stockholders pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the NYBCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company. Pursuant to an agreement dated December 15, 1997, among Parent, the Purchaser and the Company (the "Option Agreement"), the Company has granted to the Purchaser an option (the "Short Form Merger Option") to purchase up to 1,300,000,000 newly issued Shares ("Short Form Shares"). The Short Form Merger Option may be exercised by the Purchaser at any time within six business days after the acceptance by the Purchaser of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; provided, however, that the Purchaser may only exercise the Short Form Merger Option in respect of at least that number of Short Form Shares which, when added to the number of Shares purchased pursuant to the Offer or otherwise, represents at least 90% of the outstanding Shares, after giving effect to the issuance of the Short Form Shares.

     Plans for the Company. In connection with the Offer, Parent and the Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that they acquire control of the Company, whether pursuant to the Merger Agreement or otherwise. In addition, if and to the extent that Parent and the Purchaser acquire control of the Company or otherwise obtain access to the books and records of the Company, Parent and the Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies also could include, among other things, changes in the Company's business, corporate structure, Certificate of Incorporation, Bylaws, capitalization, management or dividend policy.

     Except as indicated in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company Board or management.

     The Merger. In general, under the NYBCL and the Company's Certificate of Incorporation, the Merger requires the approval of the Company Board and the approval by the holders of 66 2/3% of all outstanding Shares.

     Accordingly, if the Purchaser acquires more than 66 2/3% of the outstanding Shares pursuant to the Offer, the Purchaser would have the voting power to approve the Merger without the vote of any other stockholders and could effect the Merger by so voting and by action of the Board of Directors of the Purchaser and the Company Board (subject to the requirements of Section 912 of the NYBCL).

     Further, the NYBCL provides that if the parent corporation owns 90% or more of each class of outstanding shares of a New York subsidiary, the New York subsidiary may be the surviving corporation of a merger with its parent corporation upon a majority vote of each corporation's entire board of directors, without action or vote by the stockholders of either corporation (a "Short-Form Merger"). Accordingly, if the Purchaser owns 90% or more of the outstanding Shares after consummation of the Offer, a Short-Form Merger could be effected by action of the Board of Directors of the Purchaser and the Company Board without approval of the Company's stockholders (subject to the requirements of Section 912 of the NYBCL). Pursuant to the Option Agreement, the Purchaser may exercise the Short Form Merger Option at any time within six business days after the acceptance by the Purchaser of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; provided, however, that the Purchaser may only exercise the Short Form Merger Option in respect of at least that number of Short Form Shares which, when added to the number of Shares purchased pursuant to the Offer, represents at least 90% of the outstanding Shares, after giving effect to the issuance of the Short Form Shares.

     Neither Parent nor the Purchaser can give any assurance as to whether, as a result of information hereafter obtained by either Parent or the Purchaser, changes in general economic or market conditions or in the business of the Company, or other presently unforeseen factors, the Merger will be submitted to the Company's stockholders or whether the Merger will be delayed or abandoned. Whether or not the Merger is consummated, Parent and the Purchaser reserve the right to acquire additional Shares following the expiration of the Offer through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares beneficially acquired by Parent and the Purchaser.

     12. THE MERGER AGREEMENT; STOCKHOLDER AGREEMENTS.

     The following is a summary of certain provisions of the Merger Agreement. The summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not decrease the Offer Price, decrease the number of Shares sought in the Offer or amend any condition of the Offer in a manner adverse to the holders of Shares. In the event that all of the conditions of the Offer have not been satisfied or waived by the Initial Expiration Date, January 23, 1998, the Purchaser shall have the right from time to time to extend the expiration date. The Purchaser will, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares validly tendered and not properly withdrawn as soon as it is legally permitted to do so under applicable law.

     The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with New York law, as soon as practicable following the Effective Time, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation.

     The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions, any and all of which may be waived in whole or in part, to the extent permitted by applicable law: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law, in order to consummate the Merger; (ii) no law, statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or any governmental entity of competent jurisdiction which declares the Merger Agreement invalid or unenforceable in any material respect or which prohibits the completion of the Offer or the consummation of the Merger, and all governmental consents, orders and approvals required for completion of the Offer or consummation of the Merger shall have been obtained and be in effect at the Effective Time; (iii) there shall be no order or injunction of a court or other governmental entity of competent jurisdiction in effect precluding consummation of the Offer or the Merger; and
(iv) Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer.

     At the Effective Time of the Merger (i) each issued and outstanding Share (other than Shares that are owned by the Company or any wholly owned subsidiary of the Company, any Shares owned by Parent or any wholly owned subsidiary of Parent, or any Shares which are held by stockholders exercising dissenters' rights, if any, under New York law) will be converted into the right to receive the price per Share paid pursuant to the Offer (the "Merger Consideration"), and
(ii) each issued and outstanding share of capital stock of the Purchaser will be converted into one share of common stock of the Surviving Corporation.

     The Company Board. The directors of the Purchaser at the Effective Time shall be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-laws.

     Stockholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger: (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its best efforts (a) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereafter defined) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its stockholders, provided that no amendment or supplement to the Proxy

Statement will be made by the Company without consultation with Parent and its counsel and (b) to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders; and (iii) provide the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement, subject to the fiduciary obligations of the Company Board under applicable law as advised by independent counsel. Parent has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. IF THE PURCHASER ACQUIRES 66 2/3% OF THE OUTSTANDING SHARES, THE PURCHASER WILL HAVE SUFFICIENT VOTING POWER TO APPROVE THE MERGER, EVEN IF NO OTHER STOCKHOLDERS VOTE IN FAVOR OF THE MERGER.

     The Merger Agreement provides that in the event that Parent, the Purchaser and any other subsidiaries of Parent acquire, in the aggregate, at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Parent, the Purchaser and the Company will, at the request of Parent and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 905 of the NYBCL. Pursuant to the Option Agreement, the Purchaser may exercise the Short Form Merger Option at any time within six business days after the acceptance by the Purchaser of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; provided, however, that the Purchaser may only exercise the Short Form Merger Option in respect of at least that number of Short Form Shares which, when added to the number of Shares purchased pursuant to the Offer or otherwise, represents at least 90% of the outstanding Shares, after giving effect to the issuance of the Short Form Shares.

     Interim Operations. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or agreed to in writing by Parent, prior to the Effective Time, (a) the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries will use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners; (b) the Company will not, directly or indirectly, amend or propose to amend its charter or by-laws or similar organizational documents; (c) the Company will not, and will not permit its subsidiaries to, (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or that of its subsidiaries, other than current or accrued dividends on the Preferred Stock; (ii) redeem, purchase or otherwise acquire directly or indirectly any shares of the capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (iii) authorize for issuance, issue, sell, pledge, deliver or agree to commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) or otherwise encumber any shares of capital stock of any class of the Company or of its subsidiaries or any securities convertible into or exchangeable for shares of capital stock of any class of the Company or of its subsidiaries or (iv) split, combine or reclassify the outstanding capital stock of the Company or of any of its subsidiaries or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares in the capital stock of the Company or of any of its subsidiaries; (d) the Company will not, and it will not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (ii) any assets, outside of the ordinary course of business, that individually is in excess of $25,000 or that in the aggregate are in excess of $50,000; (e) the Company will not, and it will not permit any of its subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any assets of the Company or of its subsidiaries other than (i) sales and dispositions of interests or rights with respect to property having an aggregate fair market value on the date of the Merger Agreement of less than $50,000, in each case only if in the ordinary course of business and consistent with past practice, or (ii) encumbrances and liens that are incurred in the ordinary course of business and consistent with past practice; (f) neither the Company nor any of its subsidiaries will: (i) grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any of its executive officers or key employees, (ii) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement or (iii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any its subsidiaries; (g) neither the Company nor any of its subsidiaries will: (i) modify, amend or terminate any of its or its subsidiaries' material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice, (ii) enter into any other agreements, commitments or contracts that are material to the Company and its subsidiaries taken as a whole, other than in the ordinary course of business and consistent with past practice, or (iii) otherwise make any material change that is adverse to the Company (including by way of termination) in (A) any existing agreement, commitment or arrangement that is material to the Company and its subsidiaries taken as a whole or (B) the conduct of the business or operations of the Company and its subsidiaries; (h) neither the Company nor any of its subsidiaries will: (i) incur or assume any long-term debt or, except in the ordinary course of business in amounts consistent with past practice, incur or assume any short-term indebtedness; (ii) incur or modify any material indebtedness or other liability; (iii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or of any of its subsidiaries; (iv) enter into any "keep well" or other arrangement to maintain any financial condition of another person; (v) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (vi) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company) or (vii) enter into any material commitment or transaction (including, but not limited to, any material capital expenditure or purchase or lease of assets or real estate other than the purchase of products for inventory and supplies in the ordinary course of business); (i) neither the Company nor any of its subsidiaries will change any of the accounting methods used by it unless required by GAAP; (j) neither the Company nor any of its subsidiaries will, without the prior written consent of Parent, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries; (k) neither the Company nor any of its subsidiaries will take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer set forth in Annex A of the Merger Agreement or any of the conditions to the Merger set forth in Article VI of the Merger Agreement not being satisfied, or would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Offer or the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation; (l) neither the Company nor any of its subsidiaries will make any Tax election or settle or compromise any Tax liability or refund, except to the extent already provided in the Company's filings with the Commission; (m) neither the Company nor any of its subsidiaries will permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice; (n) neither the Company nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger) and (o) neither the Company nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that neither the Company nor any of its subsidiaries or affiliates will (and the Company will use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its subsidiaries or any capital stock of the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"), except that the Company and the Company Board may furnish information concerning the Company and its subsidiaries to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (i) such entity or group has, on an unsolicited basis, submitted a bona fide written proposal to the Company Board relating to any such transaction which the Company Board determines in good faith represents a superior transaction to the Offer and the Merger and which is not conditioned upon obtaining additional financing and (ii) in the opinion of the Company Board, only after receipt of advice from independent legal counsel, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies the immediately foregoing clauses (i) and (ii) is referred to in the Merger Agreement as a "Superior Proposal"). The Company has agreed to immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by the Company in connection with such proposal, discussion negotiation or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction.

     The Company has agreed that neither the Company Board nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Company Board or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal, except that prior to the time of acceptance for payment of Shares in the Offer, the Company Board may do any of the foregoing at any time after (A) the Company Board determines, after receipt of advice from outside legal counsel to the Company, that the failure to take such action would cause the Company Board to violate its fiduciary duties to the Company's stockholders under applicable law and (B) two business days following Parent's receipt of written notice advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Furthermore, the Company may not enter into an agreement with respect to a Superior Proposal unless the Company furnishes Parent with written notice not later than noon (New York time) one day in advance of any date that it intends to enter into such agreement and shall have caused its financial and legal advisors to negotiate with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated in the Merger Agreement on such adjusted terms.

Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company, (a) by mutual written consent of Parent and the Company; (b) by either the Company or Parent (i) if the Offer shall have expired without any Shares being purchased therein, provided, that such right to terminate will not be available to any party whose failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure of Parent or the Purchaser to purchase the Shares prior to the expiration of the Offer; (ii) if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties will use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; (c) by the Company
(i) if, prior to the purchase of the Shares pursuant to the Offer, Parent or the Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect, (ii) in connection with entering into a definitive agreement with respect to an Acquisition Proposal if the Company has complied with all of the provisions described above under "-- No Solicitation," including the notice provisions,
(iii) if Parent or the Purchaser shall have terminated the Offer without Parent or the Purchaser, as the case may be, purchasing any Shares pursuant thereto or
(iv) if Parent, the Purchaser or any of their affiliates fail to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to clause (iii) or (iv) if the Company is in material breach of the Merger Agreement; (d) by Parent or the Purchaser (i) if prior to the purchase of the Shares pursuant to the Offer, the Company Board (A) withdraws, or modifies or changes in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger, (B) approves or recommends an Acquisition Proposal, (C) executes an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a person or entity other than Parent, the Purchaser or their affiliates or (D) resolves to do any of the foregoing, (ii) if Parent or the Purchaser terminates the Offer without Parent or the Purchaser purchasing any Shares thereunder, provided that Parent or the Purchaser may not terminate the Merger Agreement pursuant to this clause (ii) if Parent or the Purchaser has failed to purchase the Shares in the Offer in violation of the material terms thereof or (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A to the Merger Agreement, Parent, the Purchaser or any of their affiliates fail to commence the Offer on or prior to the fifth business day following the date of the initial public announcement of the Offer.

     Indemnification. Pursuant to the Merger Agreement, for six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) will indemnify, defend and hold harmless the present officers and directors of the Company and its subsidiaries with respect to matters occurring at or prior to the Effective Time to the full extent permitted under New York law, the terms of the Certificate of Incorporation, By-laws and the Company's indemnification agreements, each as in effect as of the date of the Merger Agreement.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, authority, financial statements, need for consents or approvals, public filings, conduct of business, employee benefit plans, intellectual property, employment matters, excess parachute payments, compliance with laws, tax matters, insurance, litigation, title to properties, environmental matters, undisclosed liabilities, finders fees, the opinion of its financial advisor, and the absence of any material adverse change since September 30, 1997.

     Pursuant to the Merger Agreement, Parent and the Purchaser have made substantially similar representations and warranties as to their organization, authority, need for consents or approvals.

     The following is a summary of the material terms of the Stockholder Agreements. This summary is not a complete description of the terms and conditions of the Stockholder Agreements and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the
Schedule 14D-1. The Stockholder Agreements may be examined, and copies thereof may be obtained, as set forth in Section 8.

     Tender of Shares. In connection with the execution of the Merger Agreement, Parent and the Purchaser entered into Stockholder Agreements with the Selling Stockholders. Upon the terms and subject to the conditions of such agreements, each of the Selling Stockholders has agreed to validly tender (and not withdraw) pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, the number of Shares owned beneficially by such Selling Stockholder (or a total of 28,808,953 Shares, representing approximately 5.4% of the outstanding Shares).

     Provisions Concerning the Shares. The Selling Stockholders have agreed that during the period commencing on the date of the Stockholder Agreements and continuing until the first to occur of the Effective Time or the termination of the Merger Agreement in accordance with its terms, at any meeting of the Company's stockholders or in connection with any written consent of the Company's stockholders, the Selling Stockholders will vote (or cause to be voted) the Shares held of record or beneficially owned by each of such Selling
Stockholders: (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Stockholder Agreements and any actions required in furtherance thereof; and (ii) against any Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify the Stockholder Agreements or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Offer or the Merger not being fulfilled. Each of the Selling Stockholders has also agreed not to transfer such Selling Stockholder's Shares and not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any Acquisition Proposal.

     Other Covenants, Representations, Warranties. In connection with the Stockholder Agreements, the Selling Stockholders made certain customary representations and warranties, including with respect to (i) ownership of the Shares, (ii) the Selling Stockholder's authority to enter into and perform its or his obligations under the Stockholder Agreements, (iii) the absence of conflicts and requisite governmental consents and approvals, and (iv) the absence of encumbrances on and in respect of the Selling Stockholder's Shares. Parent and the Purchaser have made certain representations and warranties with respect to Parent and the Purchaser's authority to enter into the Stockholder Agreements and the absence of conflicts and requisite governmental consents and approvals.

     13. SOURCE AND AMOUNT OF FUNDS.

     The Purchaser estimates that the total funds required to purchase all Shares validly tendered pursuant to the Offer and to consummate the Merger, will be approximately $1,200,000. Parent and the Purchaser intend to obtain such funds from working capital.

     14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (A) the Company, Parent and the Purchaser, as required, have not obtained all necessary material consents, approvals, orders, authorizations, registrations, declarations, permits or filings required to be obtained by it in connection with the Merger Agreement and the transactions contemplated thereby or (B) at any time on or after the date of the Merger Agreement and before the time of payment for any such Shares, any of the following events shall occur or shall be determined by the Purchaser to have occurred:

          (i) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (as defined in the Merger Agreement) against the Purchaser, Parent, the Company or any subsidiary of the Company
     (a) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (b) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, the Merger or pursuant to the Stockholder Agreements, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole,
     (c) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (d) seeking to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders or (e) which otherwise is reasonably likely to have a material adverse affect on the Company and its subsidiaries, taken as a whole;

          (ii) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (a) through
     (d) of paragraph (i) above;

          (iii) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, The Toronto Stock Exchange, the Montreal Exchange or in The Nasdaq Stock Market, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada (whether or not mandatory), (c) a commencement of a war directly or indirectly involving the United States or Canada, (d) any limitation (whether or not mandatory) by any United States or Canadian governmental authority on the extension of credit generally by banks or other financial institutions, (e) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on the date of the Merger Agreement, (f) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States or Canada to extend credit or syndicate loans or (g) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (iv) (a) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect as of the date of the Merger Agreement and as of consummation of the Offer as though made on or as of such date, (b) the Company shall have failed to comply with its covenants and agreements under the Merger Agreement in all material respects or (c) there shall have occurred any events or changes which have had or will have a material adverse effect on the Company and its subsidiaries taken as a whole;

          (v) (a) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger Agreement or the Merger, or approved or recommended any Acquisition Proposal, (b) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 5.5(b) of the Merger Agreement or (c) the Company Board, upon request of the Purchaser, shall fail to reaffirm its recommendation of the Offer, the Merger Agreement or the Merger;

          (vi) Parent shall not have acquired all of the outstanding capital stock, on a fully diluted basis, of IST.

          (vii) the Merger Agreement shall have terminated in accordance with its terms;

which in the sole judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser or Parent concerning the events described in this Section 14 will be final and binding upon all parties.

     15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Except as otherwise disclosed herein, based on a review of publicly available filings by the Company with the Commission, neither the Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) except as described below, any notice to, filing with, approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. The Purchaser currently intends to seek such approval and provide such notices as are required by law. There can be no assurance that any such approval or action, where needed, will be obtained or will be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals are not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

     State Takeover Statutes. The Company is incorporated under the laws of the State of New York. In general, Section 912 of the NYBCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 20% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a New York corporation unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. Since the Company Board, at a special meeting held on December 15, 1997, approved the Merger Agreement, the Option Agreement and the Stockholder Agreements and the transactions contemplated thereby, Section 912 is inapplicable to Parent and the Purchaser in connection with the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December, 1988, a Federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     The Company conducts business in several states throughout the United States, some of which have enacted state takeover laws. Except as otherwise described in this Offer to Purchase, the Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See
Section 14.

     Other Matters. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     16. FEES AND EXPENSES.

     Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Corporate Stock Transfer, Inc. has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

     17. MISCELLANEOUS.

     The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT, THE PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY PURCHASE PURSUANT TO THE OFFER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PARENT, THE PURCHASER OR THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

     Parent and the Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"), together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (including exhibits) pursuant to Rule 14d-9 under the Exchange Act. Such statements and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                                           AES ACQUISITION CORP.
DECEMBER 24, 1997

                                   SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

     1. Directors and Executive Officers of Parent. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent.

     Unless otherwise indicated, each person identified below is employed by Parent. The principal address of Parent and, unless otherwise indicated below, the current business address for each individual listed below is 100 King Street West, P.O. Box 2440, LCD1 Hamilton, Ontario, Canada L8N 4J6. Unless otherwise indicated, each such person is a citizen of Canada. Each of the directors listed below held the office or position last indicated as of five years ago.

    NAME, CURRENT POSITION
       WITH PARENT AND                       PRINCIPAL OCCUPATION OR EMPLOYMENT;
   CURRENT BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------   ------------------------------------------------------------
Allen Fracassi................   Mr. Fracassi has been the President, Chief Executive Officer
President, Chief Executive       and a director of Parent since December 1990. Allen Fracassi
Officer and Director             and Philip Fracassi, the founders of Parent, are brothers.
Philip Fracassi...............   Mr. Fracassi has been the Executive Vice-President, Chief
Executive Vice President,        Operating Officer and a director of Parent since December
Chief Operating Officer and      1990. Philip Fracassi and Allen Fracassi, the founders of
Director                         Parent, are brothers.
Howard Beck...................   Mr. Beck was appointed Chairman of Parent on March 9, 1994
Chairman and Director            and has been a director of Parent since December 1990. From
                                 1991 to 1993, he was Vice -- Chairman of Barrick Gold
                                 Corporation (formerly American Barrick Gold Corporation), an integrated gold mining company, and of The Horsham
                                 Corporation, a holding company.
Roy Cairns....................   Mr. Cairns has been a director of Parent since December
Director                         1990. Mr. Cairns has been counsel to, and was previously a partner with, Chown, Cairns, a law firm.
Derrick Rolfe.................   Mr. Rolfe has been a director of Parent since January 1991.
Director                         Since 1992, Mr. Rolfe has been the President and Chief
                                 Executive Officer of RM Capital Corporation, an investment company. Mr. Rolfe is also a director of Consolidated
                                 Envirowaste Inc., an organic waste processing company.
Norman Foster.................   Mr. Foster has been a director of Parent since January 1994.
Director                         Mr. Foster was the President, By-Products Recovery Group, of
                                 Parent from February 1996 to July 1997. Mr. Foster was
                                 President and Chief Executive Officer of Nortru, Inc. from prior to 1991 to July 1997 and President and Chief Executive
                                 Officer of Burlington Environmental Inc. from December 1993 to July 1997.
Felix Pardo...................   Mr. Pardo has been a director of Parent since March 1994.
Director                         Since May 1993, Mr. Pardo has been President and Chief
                                 Executive Officer of Ruhr-American Coal Corporation. From
                                 1992, Mr. Pardo was Chairman of Newalta Corporation, an oil
                                 field waste management company and a partner and director of
                                 Quorum Funding, an investment company.
Herman Turkstra...............   Mr. Turkstra has been a member of Turkstra, Mazza,
Director                         Shinehoft, Mihailovich, Associates, a law firm, since 1959.

    NAME, CURRENT POSITION
       WITH PARENT AND                       PRINCIPAL OCCUPATION OR EMPLOYMENT;
   CURRENT BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------   ------------------------------------------------------------
William E. Haynes.............   Mr. Haynes has been a director of Parent since August 6,
Director                         1997, and until July 31, 1997 was a director of Allwaste,
United States Citizen            Inc. from June 1996. He is the Chairman, President and Chief
                                 Executive Officer of Innovative Valve Technologies, Inc., an
                                 industrial valve repair and distribution company in which
                                 Parent owns a minority equity interest. He served as the
                                 President and Chief Executive Officer of LYONDELL-CITGO
                                 Refining Company Ltd. from July 1992 to December 1995.
Robert L. Knauss..............   Mr. Knauss has been a director of Parent since August 6,
Director                         1997, and until July 31, 1997 was a director of Allwaste,
United States Citizen            Inc. from March 1988. He is the President and Chief
                                 Executive Officer of Baltic International U.S.A., Inc., an
                                 aviation investment company, and a director of the Mexico
                                 Fund, Inc., an investment fund based in Mexico City, and
                                 Equus II, Inc., an investment fund based in Houston, Texas.
                                 Mr. Knauss served for 12 years as the Dean and Distinguished
                                 University Professor of the University of Houston Law
                                 Center.
Robert Waxman.................   Mr. Waxman has been a director of Parent since January 1994.
President, Metals Recovery       Mr. Waxman has been the President, Metals Recovery Group,
Group and Director               since February 28, 1996. Since September 1993, Mr. Waxman
                                 has been President and Chief Executive Officer of Waxman
                                 Resources Inc. From 1989 to 1993, Mr. Waxman was Chief
                                 Operating Officer of I. Waxman & Sons Limited.
Marvin Boughton...............   Mr. Boughton has been the Executive Vice-President and Chief
Executive Vice President and     Financial Officer of Parent since January 1994 and May 1992,
Chief Financial Officer          respectively. He was Vice-President, Finance of Parent from
                                 September 1991 to December 1993.
Robert M. Chiste..............   Mr. Chiste became President of the Parent's Industrial
President, Industrial Services   Services Group upon completion of Parent's acquisition of
Group                            Allwaste, Inc. Prior to that he was President and Chief
United States Citizen            Executive Officer of Allwaste, Inc. from 1994. Prior to that he was Chief Executive Officer of American National Power,
                                 Inc., a successor to Transco Energy Company focused on the power generation business in North and South America, from
                                 1984 to 1986. Mr. Chiste is a director of Franklin Credit
                                 Management Corp., a financial services company.
Peter Chodos..................   Mr. Chodos has been Executive Vice-President, Corporate
Executive Vice President,        Development, of Parent since June 1996. Prior to that time,
Corporate Development            he was Vice President and Director of BZW Canada, an
                                 investment bank, from May 1992 to June 1996 and was Managing
                                 Partner of Loewen, Ondaatje, McCutcheon & Company Limited,
                                 an investment bank, from May 1983 to April 1992.

    NAME, CURRENT POSITION
       WITH PARENT AND                       PRINCIPAL OCCUPATION OR EMPLOYMENT;
   CURRENT BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------   ------------------------------------------------------------
Antonio Pingue................   Mr. Pingue has been Executive Vice-President, Corporate and
Executive Vice President,        Government Affairs of Parent since May 1997. Prior to that
Corporate and Government         he was Senior Vice-President, Corporate & Government
Affairs                          Affairs, of Parent from March 1995. Prior to that, he was
                                 Senior Vice-President, Environmental Services and Regulatory
                                 Affairs of the Company from January 1994, and was
                                 Vice-President, Environmental and Regulatory Affairs, of
                                 Parent from 1991 to December 1993.
Colin Soule...................   Mr. Soule has been the General Counsel of Parent since
Executive Vice President,        October 1991, was appointed Corporate Secretary of Parent in
General Counsel and Corporate    January 1992, was appointed Senior Vice-President of Parent
Secretary                        in May 1994 and Executive Vice-President of Parent in May
                                 1997.
John Woodcroft................   Mr. Woodcroft has been Executive Vice-President, Operations
Executive Vice President,        of Parent since May 1997. Prior to that he was Senior Vice
Operations                       President, Operations, of Parent from January 1994 and was
                                 Vice-President, Acquisitions and Development, of Parent from
                                 May 1991 to December 1993.

     2. Directors and Executive Officers of the Purchaser. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director/officer of the Purchaser. Unless otherwise indicated, each person identified below is employed by the Purchaser. The principal address of the Purchaser and, unless otherwise indicated below, the current business address for each individual listed below is 100 King Street, West, P.O. Box 2440 LCD1, Hamilton, Ontario, Canada L8N 4J6. Unless otherwise indicated, each such person is a citizen of Canada.

 NAME, CURRENT POSITION WITH
          PURCHASER                          PRINCIPAL OCCUPATION OR EMPLOYMENT;
 AND CURRENT BUSINESS ADDRESS         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------   ------------------------------------------------------------
Robert M. Chiste..............   Mr. Chiste became President of Parent's Industrial Services
President and Director           Group upon completion of Parent's acquisition of Allwaste,
United States Citizen            Inc. Prior to that he was President and Chief Executive
                                 Officer of Allwaste, Inc. from 1994. Prior to that he was
                                 Chief Executive Officer of American National Power, Inc., a
                                 successor to Transco Energy Company focused on the power
                                 generation business in North and South America, from 1984 to
                                 1986. Mr. Chiste is a director of Franklin Credit Management
                                 Corp., a financial services company.
Philip Fracassi...............   Mr. Fracassi has been the Executive Vice-President, Chief
Director                         Operating Officer and a director of Parent since December
                                 1990. Philip Fracassi and Allen Fracassi, the founders of
                                 Parent, are brothers.
John Woodcroft................   Mr. Woodcroft has been Executive Vice-President, Operations
Director                         of Parent since May 1997. Prior to that he was Senior Vice
                                 President, Operations, of Parent from January 1994 and was
                                 Vice-President, Acquisitions and Development, of Parent from
                                 May 1991 to December 1993.
Colin Soule...................   Mr. Soule has been the General Counsel of Parent since
Secretary                        October 1991, was appointed Corporate Secretary of Parent in
                                 January 1992, was appointed Senior Vice-President of Parent in May 1994 and Executive Vice-President of Parent in May
                                 1997.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                         CORPORATE STOCK TRANSFER, INC.

                                   Facsimile Transmission                By Hand or
          By Mail:                      Copy Numbers:                Overnight Courier:
       370 17th Street                  303-592-8821                   370 17th Street
         Suite 2350                                                      Suite 2350
   Denver, Colorado 80202                                          Denver, Colorado 80202
     Attn: Carylyn Bell                                              Attn: Carylyn Bell

                        (For Eligible Institutions Only)

                              Confirm by Telephone

                                  303-595-3300

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Depositary. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.